Exhibit 99.01

NEWS RELEASE 1225 17th St. Denver, CO 80202 Xcel Energy Media Relations (303) 294-2300 www.xcelenergy.com

For Immediate Release

December 3, 2004

Comprehensive settlement endorsed for

Xcel Energy resource plan

DENVER – Xcel Energy today filed with the Colorado Public Utilities Commission (CPUC) an all-inclusive settlement agreement regarding its Least-Cost Plan (LCP), which has been endorsed by numerous parties to the regulatory proceeding.

Under the agreement, Xcel Energy’s operating company, Public Service Company of Colorado, would move forward with its plan to satisfy a resource need of approximately 3,600 megawatts (Mw) of new generating capacity by 2013. The resource need would be met through a combination of competitive bids for both fossil-fueled and renewable energy resources, energy conservation programs, and a new coal-fired generating unit built by the company. Approximately 1,600 Mw of existing supply contracts that will expire over the 10-year planning period covered by the LCP could be renewed. One Mw provides enough electricity for approximately 1,000 customers on an average day.

Xcel Energy would, according to the settlement, install state-of-the-art emissions reduction equipment on all generating units at the Comanche Generating Station near Pueblo, Colo., including the new, 750-Mw unit that would be built at that location. Although the company would more than double the station’s current, 660-megawatt capacity, sulfur dioxide (SO2) and nitrogen oxide (NOX) emissions from the enlarged station would decline.

The new coal-fired unit near Pueblo would be the first such unit built by Xcel Energy in Colorado since the Pawnee Generating Station went into service in 1981. The total cost of the project, including required transmission, is estimated to be $1.35 billion. The proposed settlement will save customers between $500 million and $1.4 billion as compared to other resource options considered.

The company would also significantly expand its energy conservation programs, accelerate a study of the feasibility of additional renewable power resources, explore innovative technologies that reduce greenhouse gas emissions and account for potential carbon reduction regulation in resource planning.

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“We’ve had long, intense and creative negotiations with a wide variety of stakeholders to come up with an agreement that considers not only Colorado’s environment, but also the state’s consumers,” said Fred Stoffel, vice president of policy development for Xcel Energy. “We are pleased to agree on a plan that addresses our customers’ needs for the next decade, and we appreciate the efforts of all energy and environmental experts in Colorado who helped work through the details of this plan.”

On April 30, Xcel Energy filed its resource plan with the CPUC. The plan, required by the commission every four years to cost-effectively address ways to meet the state’s growing energy needs, called for a variety of new resources, including renewable energy, natural gas, coal and energy conservation. The company analyzed more than 100 possible combinations of resource options.

The CPUC has taken public comment, received testimony from numerous intervening parties, and presided over nearly three weeks of public hearings regarding the resource plan. In mid-November, commissioners suspended public hearings to allow Xcel Energy and interveners time to develop the settlement agreement. Key components of the agreement include:

Least-cost resource plan

•                  Construction of a new, 750-Mw coal-fired generating unit near Pueblo;

•                  Additional supply, acquired through an all-source competitive solicitation, could include natural gas, renewable and coal resources to be selected as part of a least-cost mix of generating resources; and

•                  Net present value savings to customers will be $500 million to $1.43 billion as compared with other resource option mixes considered.

Comanche Generating Station

•                  The new unit would feature state-of-the-art SO2, NOX, particulate and mercury emissions reduction technology;

•                  The new unit would be built under a confidential construction cost cap; and

•                  Two existing Comanche generating units would receive SO2, NOX and mercury reduction technologies.

Energy conservation

•                  Xcel Energy will spend up to $196 million to reduce peak demand by 320 megawatts and conserve 800,000 megawatt-hours of energy through Demand-Side Management (DSM) programs by 2014; and

•                  The company will conduct a study to determine the potential for additional DSM resources in Colorado.

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Carbon emissions management

•                  Xcel Energy will promote legislation to pursue innovative technologies to reduce greenhouse gas emissions; and

•                  Resources in the LCP will be evaluated assuming a $9-per-ton CO2 cost for potential environmental regulation.

Renewable energy

•                  Xcel Energy will continue with plans to acquire up to 500 megawatts of wind power capacity, through its renewable energy solicitation;

•                  Renewable energy providers may submit bids in the all-source solicitation of the LCP; and

•                  The company will accelerate completion of a system impact study to determine the feasibility of a 15-percent penetration of wind power on its Colorado system.

Regulatory Plan

•                  The settlement recognizes the company’s need to increase the percentage of common equity in Public Service Co.’s financial capital structure to 56 percent to address the financial impact of existing power purchase contracts on the company’s balance sheet; and

•                  Xcel Energy will be permitted to include construction work in progress in base rate requests, without offset, beginning with the planned 2006 rate case filing, depending upon the company’s capital structure and its senior unsecured debt rating.

The agreement, excluding highly confidential material, is available on Xcel Energy’s website (www.xcelenergy.com) and will be on file as an 8-K with the Securities and Exchange Commission.

The CPUC must approve any settlement before it is implemented. The commission will review the settlement agreement and reconvene public hearings on Dec. 8. A public meeting will take place at commission headquarters on Dec. 8, beginning at 4 p.m., in which the proposed settlement will be fully explained. Commissioners could render a decision on the proposal later this month or early next year.

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Least-cost plan settlement agreement participants:

Colorado Public Utilities Commission (staff)*

Sierra Club*

Better Pueblo*

Colorado Renewable Energy Society*

Rocky Mountain Steel Mills

Tri-State Generation and Transmission Association*

City and County of Denver*

North American Power Group

Colorado Office of Consumer Counsel*

Environmental Defense*

Diocese of Pueblo*

Western Resource Advocates*

Climax Molybdenum Company

Governor’s Office of Energy Management and Conservation*

Colorado Independent Energy Association

Calpine Corporation

Southwestern Energy Efficiency Project*

Environment Colorado*

City of Boulder

Colorado Energy Consumers Group*

Colorado Mining Association

Colorado Coalition for New Energy Technologies*

Smart Growth Advocates*

* Signatories to settlement

Xcel Energy (NYSE: XEL) is a major U.S. electricity and natural gas company with regulated operations in 11 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis, Minn. More information is available at www.xcelenergy.com.

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